MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.
RESTRICTED STOCK UNIT AWARD NOTICE
2021 OMNIBUS INCENTIVE PLAN
(Non-Employee Directors)

MACOM Technology Solutions Holdings, Inc. (the “Company”) has granted to you a Restricted Stock Unit Award (the “Award”). The Award is subject to all the terms and conditions set forth in this Restricted Stock Unit Award Notice (the “Award Notice”), the Restricted Stock Unit Award Agreement and the Company’s 2021 Omnibus Incentive Plan (the “Plan”), which are either attached hereto or have been made available to you via the electronic brokerage account you accessed through www.etrade.com to accept this Award electronically, and which are hereby incorporated into the Award Notice in their entirety.

Participant:
Grant Date
Vesting Commencement Date:
Number of Restricted Stock Units:

Vesting Schedule for Restricted Stock Units: The Restricted Stock Units will vest with respect to the number of Units on the Vesting Dates indicated below:

Vesting Date	Number of Restricted Stock Units Vesting

Additional Terms/Acknowledgement: You acknowledge receipt of, and understand and agree to, the Award Notice, the Restricted Stock Unit Award Agreement and the Plan. You further acknowledge that as of the Grant Date, the Award Notice, the Restricted Stock Unit Award Agreement and the Plan set forth the entire understanding between Participant and the Company regarding the Award and supersede all prior oral and written agreements on the subject.

MACOM TECHNOLOGY SOLUTIONS
HOLDINGS, INC.
PARTICIPANT

By:	Name:
Its:	Taxpayer ID:
Address:
Additional Documents:
1. Restricted Stock Unit Award Agreement
2. 2021 Omnibus Incentive Plan
3. 2021 Omnibus Incentive Plan Prospectus

MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.
2021 OMNIBUS INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT

Pursuant to your Restricted Stock Unit Award Notice (the “Award Notice”) and this Restricted Stock Unit Award Agreement (this “Agreement”), MACOM Technology Solutions Holdings, Inc. (the “Company”) has granted you a Restricted Stock Unit Award (the “Award”) under its 2021 Omnibus Incentive Plan (the “Plan”) for the number of Restricted Stock Units indicated in your Award Notice. Capitalized terms not explicitly defined in this Agreement but defined in the Plan shall have the same definitions as in the Plan.
The details of the Award are as follows:

1.    Vesting and Settlement
The Award will vest and become payable according to the vesting schedule set forth in the Award Notice (the “Vesting Schedule”). One share of Stock will be issuable for each Restricted Stock Unit that vests and becomes payable. Restricted Stock Units that have vested and are no longer subject to forfeiture according to the Vesting Schedule are referred to herein as “Vested Units.” Restricted Stock Units that have not vested and remain subject to forfeiture under the Vesting Schedule are referred to herein as “Unvested Units.” The Unvested Units will vest (and to the extent so vested cease to be Unvested Units remaining subject to forfeiture) and become payable in accordance with the Vesting Schedule (the Unvested and Vested Units are collectively referred to herein as the “Units”). As soon as practicable, but in any event within 30 days, after Unvested Units become Vested Units, the Company will settle the Vested Units by issuing to you one share of Stock for each Vested Unit. No Stock will be issued pursuant to the Award unless and until all legal requirements applicable to the issuance or transfer of such Stock have been complied with to the satisfaction of the Administrator. The Award will terminate and the Units will be subject to forfeiture upon your termination of Employment as set forth in Section 2.

2.    Termination of Award upon Termination of Employment
Unless the Administrator determines otherwise prior to your termination of Employment, automatically and immediately upon your termination of Employment, any unvested portion of the Award will terminate and be forfeited for no consideration.

3.    Securities Law Compliance
3.1 You represent and warrant that you (a) have been furnished with a copy of the Plan and all information which you deem necessary to evaluate the merits and risks of receipt of the Award, (b) have had the opportunity to ask questions and receive answers concerning the information received about the Award and the Company, and (c) have been given the opportunity to obtain any additional information you deem necessary to verify the accuracy of any information obtained concerning the Award and the Company.
3.2 You hereby agree that you will in no event sell or distribute all or any part of the shares of Stock that you receive pursuant to settlement of this Award (the “Shares”) unless (a) there is an effective registration statement under the Securities Act and applicable state securities laws covering any such transaction involving the Shares or (b) the Company receives an opinion of your legal counsel (concurred in by legal counsel for the Company) stating that such transaction is exempt from registration or the Company otherwise satisfies itself that such transaction is exempt from registration. You understand that the Company has no obligation to you to maintain any registration of the Shares with the SEC and has not represented to you that it will so maintain registration of the Shares.
3.3 You confirm that you have been advised, prior to your receipt of the Shares, that neither the offering of the Shares nor any offering materials have been reviewed by any administrator under the Securities Act or any other applicable securities act (the “Acts”) and that the Shares cannot be resold unless they are registered under the Acts or unless an exemption from such registration is available.
3.4 You hereby agree to indemnify the Company and hold it harmless from and against any loss, claim or liability, including attorneys’ fees or legal expenses, incurred by the Company as a result of any breach by you of, or any inaccuracy in, any representation, warranty or statement made by you in this Agreement or the breach by you of any terms or conditions of this Agreement.

4.    Transfer Restrictions
Units shall not be sold, transferred, assigned, encumbered, pledged or otherwise disposed of other than as expressly permitted under Section 6(a)(3) of the Plan.

5.    No Rights as Stockholder; No Dividends
The Award shall not be interpreted to bestow upon you any equity interest or ownership in the Company prior to the date on which the Company delivers shares of Stock to you (if any). You are not entitled to vote any shares of Stock by reason of the granting of the Award or to receive or be credited with any dividends declared and payable on any share of Stock prior to the date on which any such share is delivered to you hereunder. You shall have the rights of a shareholder only as to those shares of Stock, if any, that are actually delivered under the Award.

6.    Independent Tax Advice
You acknowledge that determining the actual tax consequences to you of receiving or disposing of the Units and Shares may be complicated. These tax consequences will depend, in part, on your specific situation and may also depend on the resolution of currently uncertain tax law and other variables not within the control of the Company. You are aware that you should consult a competent and independent tax advisor for a full understanding of the specific tax consequences to you of receiving the Units and receiving or disposing of the Shares. Prior to executing this Agreement, you either have consulted with a competent tax advisor independent of the Company to obtain tax advice concerning the receipt of the Units and the receipt or disposition of the Shares in light of your specific situation or you have had the opportunity to consult with such a tax advisor but chose not to do so.

7.    Certain Tax Matters
You expressly acknowledge and agree that you shall be responsible for satisfying and paying all taxes arising from or due in connection with the grant or vesting of the Restricted Stock Units and/or the delivery of any Stock hereunder. The Company shall have no liability or obligation relating to the foregoing. You expressly acknowledge that because this Award consists of an unfunded and unsecured promise by the Company to deliver Stock in the future, subject to the terms hereof, it is not possible to make a so-called “83(b) election” with respect to this Award.

8.    Clawback
By accepting this Award, you acknowledge and agree that this Award and all other awards granted to you under the Plan, any shares issued in respect thereof, and any proceeds and other amounts received in respect of this Award, other awards or such shares are subject to forfeiture and repayment (i) under the Company’s Compensation Recoupment Policy, as from time to time amended and in effect; (ii) under any other policy of, or agreement with, the Company or any of its affiliates that is applicable to you and that provides for the cancellation, forfeiture, disgorgement, repayment or clawback of incentive compensation; and (iii) to the extent required by law or applicable stock exchange listing standards, including, without limitation, Section 10D of the Exchange Act. A copy of the Company’s Compensation Recoupment Policy as in effect on the date of this Agreement has been provided to you, which you acknowledge and agree is subject to amendment and/or amendment and restatement from time to time.

9.    General Provisions
9.1 Assignment. The Company may assign its forfeiture rights at any time, whether or not such rights are then exercisable, to any person or entity selected by the Board.
9.2 No Waiver. No waiver of any provision of this Agreement will be valid unless in writing and signed by the person against whom such waiver is sought to be enforced, nor will failure to enforce any right hereunder constitute a continuing waiver of the same or a waiver of any other right hereunder.
9.3 Undertaking. You hereby agree to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on either you or the Units pursuant to the express provisions of this Agreement.

9.4 Successors and Assigns. The provisions of this Agreement will inure to the benefit of, and be binding on, the Company and its successors and assigns and you and your legal representatives, heirs, legatees, distributees, assigns and transferees by operation of law, whether or not any such person will have become a party to this Agreement and agreed in writing to join herein and be bound by the terms and conditions hereof.
9.5 Effect on Service. Neither this Agreement, nor the issuance of Shares upon the vesting of the Award, will give you any right to be retained in the service of the Company or any of its subsidiaries, affect the right of the Company or any of its subsidiaries to discharge you at any time, or affect your right to terminate your service at any time.
9.6 Provisions of the Plan. This Agreement is subject in its entirety to the provisions of the Plan, which are incorporated herein by reference. A copy of the Plan as in effect on the Grant Date has been furnished to you. By accepting, or being deemed to have accepted, all or any portion of the Award, you agree to be bound by the terms of the Plan and this Agreement. In the event of any conflict between the terms of this Agreement and the Plan, the terms of the Plan will control.
9.7 Your Plan Participation. Participation in the Award shall in no respects whatever confer on you any legal or equitable rights whatsoever against the Company or any of its affiliates. Participation in the Plan or in the Award does not impose upon the Company, any of its affiliates, the Compensation Committee or any of their representatives, agents and employees any liability whatsoever (whether in contract, tort, or otherwise howsoever) in connection with:
(a) the loss of your Award(s) under the Plan;
(b) the loss of your eligibility to be granted Award(s) under the Plan; and/or
(c) the manner in which any power or discretion under the Plan is exercised or the failure or refusal of any person to exercise any power or discretion under the Plan.
9.8 Data Protection. By accepting this Award, you hereby consent to personal information obtained in relation to the Plan, the Award Notice and this Agreement being handled by the Company, any of its affiliates and their delegates, agents or affiliates in accordance with applicable law. Information in relation to you will be held, used, disclosed and processed for the purposes of: (a) managing and administering the Awards you hold under the Plan; (b) complying with any applicable audit, legal or regulatory obligations including, without limitation, legal obligations under company law and anti-money laundering legislation; (c) disclosure and transfer whether in your country of residence or elsewhere (including companies situated in countries which may not have the same data protection laws as your country of residence) to third parties including regulatory bodies, auditors and any of their respective related, associated or affiliated companies for the purposes specified above; (d) or for other legitimate business interests of the Company and any of its affiliates.